CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On August 5, 2024, the Audit Committee of the Trust's Board of Trustees dismissed Ernst & Young LLP ("E&Y") as the Fund's independent registered public accounting firm for the fiscal-year-ended July 31, 2024. E&Y's report on the financial statements of the KBI Global Investors Aquarius Fund for the fiscal-periods-ended July 31, 2023 and 2022, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

For the two fiscal-years-ended July 31, 2023 and 2022, and the subsequent interim period through August 5, 2024, there have been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in connection with E&Y's report on the financial statements. In addition, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Fund requested that E&Y furnish the Fund with a letter addressed to the U.S. Securities and Exchange Commission (the "SEC") stating E&Y agrees with the fund's financial statements. A copy of the letter from E&Y to the SEC is filed as an Exhibit to this Form N-CSR.

On September 11, 2024, the Audit Committee of the Trust's Board of Trustees approved the appointment of Cohen & Company, Ltd. ("Cohen") as the Trust's independent registered public accounting firm for the fiscal-year-ended July 31, 2024. For the two fiscal- years-ended July 31, 2023 and 2022, and the subsequent interim period through September 11,2024, neither the Fund, nor anyone on the Fund's behalf, consulted with Cohen on items which: (1) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, and no written report or oral advice was provided to the Fund that Cohen concluded was an important factor considered by the Fund in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).